Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated October 26, 2026 with respect to the consolidated financial statements of Big Tree Cloud Holdings Limited as of and for the year ended June 30, 2026, which appears in its Annual Report on Form 20-F for the year ended June 30, 2026, in the Registration Statement on Form S-8 (Registration No. 333-284468), the Registration Statement on Form F-3 (Registration No. 333-289941), and the related prospectus of Big Tree Cloud Holdings Limited filed with the U.S. Securities and Exchange Commission.

/s/ HTL International, LLC
Houston, TX
October 26, 2026